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                                                                     Exhibit 4.2

                             CONTRIBUTION AGREEMENT


         THIS CONTRIBUTION AGREEMENT (this "Agreement" is made and entered into as of the 15th day of September, 1998 by and among THE RENTAIL PROPERTY TRUST, and SIMON DeBARTOLO GROUP, L.P., a Delaware limited partnership (the "Transferee"), and, for purposes of Sections2, 4 and 5 hereof, Charles Mall Company Limited Partnership ("Charles Mall").

         WHEREAS, Transferor owns a 98.8% general partnership interest in Shipping Center Associates ("SCA Interest"), pursuant to a Fourth Amended and Restated Partnership Agreement, dated as of August 13,1991, as amended, between Charles Mall, as successor, and Transferor (the "SCA Partnership Agreement"); and

         WHEREAS, Transferor desires to contribute, and Transferee desires to acquire from Transferor, all Transferor's right, title and interest in and to the SCA Interest in return for the issuance toTransferor of units of limited partnership interests in Transferee.

         NOW, THEREFORE, in consideration of the mutua promises, covenants and conditions hereinafter set forth, the parties hereby agree as follows:

         1. Contribution of SCA Interest; Adoption of SCA Partnership Agreement.
         (a) Transferor hereby contributes, transfers and assigns to Transferee all right, title and interest of Transferor in and to the SCA Interest, the SCA Partnership Agreement and SCA.

         (b) Transferor and Transferee intend that, effective as of the date hereof, Transferee shall be substituted as a general partner in SCA in the place and stead of Transferor.

         (c) Transferee hereby (I) accepts the assignment to it of all of Transferor's right, title and interest of Transferor in and to the SCA Interest,
(ii) agrees to become a substituted general partner in SCA from and after the date hereof and (iii) accepts and adopts the terms and provisions of, and assumes the obligations of Transferor under, the SCA Partnership Agreement.
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         2. Charles Mall Consent. Charles Mall hereby (I) consents to the assignment, contribution and transfer of the SCA Interest from Transferor to Transferee and (ii) confirms the admission and substitution of Transferee and
(ii) confirms the admission and substitution of Transferee as general partner in SCA in place of Transferor.

         3. Admission of Transferor as limited Partner in Transferee; Issuance of Units. Transferor hereby agrees to become a limited partner of Transferee and to be bound by all of the terms and conditions of the Fifth Amended and Restated Limited Partnership Agreement of Transferee, dated as of August 9,1996 (the "Simon Partnership Agreement"), and Transferee hereby admits Transferor as a limited partner of Transferee and hereby issues to Transferor 23,747,642 Units (as defined in the Simon Partnership Agreement) Transferor hereby forever waives any conversion rights it would otherwise have pursuant to Article XI of the Simon Partnership Agreement.

         4. Further Assurances. Transferor, Transferee and Charles Mall hereby agree, at any time and from time to time after the date hereof, to execute, acknowledge where appropriate and deliver such other actions as any other party may reasonably request in order to carry out the intents and purposes of this Agreement.

         5. Representations and Warranties. Each party hereto represents and warrants (I) that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (ii) that the execution, delivery and performance of this Agreement by such party does and will not violate applicable law or regulation.

         6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, without reference to its conflicts of laws principles.

         7. Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall constitute one and the same instrument.